Exhibit 6.2

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (“Agreement”), dated as of May 21, 2023 (“Effective Date”), is made by and between Samuel Thacker (“Seller”) and Jukebox Co., a Delaware Corporation (“JKBX”), and each Purchaser (as hereinafter defined) as set forth on a Purchase Schedule (as hereinafter defined). Seller, JKBX, and each Purchaser may be referred to throughout this Agreement collectively as the “Parties”, or individually as a “Party”.

R E C I T A L S:

WHEREAS, Seller owns and controls certain rights, title and interests in Compositions and Recordings by Artists and other assets and intellectual property related thereto in the Catalog; and

WHEREAS, Purchaser acting in reliance on the ability to purchase Assets from Seller, shall customize its music royalty platform, build out products and services, launch product and marketing campaigns, and take other actions to commercialize the Assets; and

WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, certain income and/or royalty interests in and to certain Compositions and/or Recordings from the Catalog, upon the terms and subject to the conditions set forth in this Agreement and on all subsequent Purchase Schedules (as hereinafter defined) executed by the Parties in each instance and subsequently attached hereto in respect of each Asset Purchase (as hereinafter defined) by and between the Parties hereunder.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the Parties agree as follows:

1. DEFINITIONS. The following defined terms shall have the meanings ascribed to them in this Section 1 for all purposes of this Agreement:

“Artist” means various musicians, songwriters and/or recording artists of the Recordings and/or Compositions (as applicable) in which Seller owns and controls certain rights, title and interests.

“Artist Materials” means the names, approved likenesses and approved biographical material of the applicable Artists related to the Songs.

“Assets” means Seller’s worldwide right, title, interest, and control in and to the applicable Shares of Royalties payable or becoming payable in respect of the corresponding Songs, as set forth on the applicable Purchase Schedule.

“Asset Purchase” means one or more asset purchase transactions, subject to the mutual agreement of the Parties in each instance, pursuant to this Agreement by which Purchaser shall acquire from Seller Shares of Royalties in and to various Songs in Seller’s Catalog, executed by the Parties from time to time in accordance with the terms of a Purchase Schedule and during the applicable Purchase Schedule Term.

“Asset Price” means the purchase price of a particular Asset or Assets set forth on the applicable Purchase Schedule.

“Catalog” means the Compositions and Recordings by Artist(s) and other related material in which Seller owns and/or controls certain rights, title, interest.

“Catalog Information” means any and all information and data regarding and/or related to Seller’s Catalog, including without limitation the information set forth on Exhibit A and the corresponding Schedule One.

“Compositions” means musical compositions in which Seller owns and controls certain rights, title and interests.

“JKBX Platform” means the web-based platform located at https://www.jkbx.com, owned and operated by Jukebox Technology LLC, a Delaware limited liability company and wholly owned subsidiary of JKBX.

“Purchase Schedule Term” means a period of three (3) years commencing as of the date of full execution of the applicable Purchase Schedule as set forth thereon.

“Purchase Schedule” means each purchase schedule executed between the Parties as it relates to Asset Purchases, substantially in the form of Exhibit A with such modifications as agreed by the Parties thereto.

“Purchaser” means as to each Asset Purchase, the purchaser identified on the Purchase Schedule to acquire such particular corresponding Asset, as the case may be.

“Royalties” means any and all monies, fees, royalties, revenues, amounts and sums of any kind or description payable or becoming payable to Seller by any individual or entity anywhere in the universe in respect of the use or exploitation of a certain Song net of Third-Party Music Company services fees.

“Recordings” means sound recordings in which Seller owns and controls certain rights, title and interests.

“Satisfactory Bond” means an indemnity or surety bond in a form and amount and with a company acceptable to Purchaser and/or Purchaser’s designee(s) or licensee(s), as applicable, in the sole good faith discretion of Purchaser and/or Purchaser’s designee(s) or licensee(s), as applicable.

“Share” means, with respect to each Asset Purchase, the percentage share specified on the applicable Purchase Schedule of the applicable Royalties payable in respect of the applicable Song set forth on such Purchase Schedule that Purchaser is acquiring from Seller hereunder.

“Songs” means, with respect to each Asset Purchase, those certain Compositions and/or Recordings (as applicable) set forth on the applicable Purchase Schedule, attached hereto and incorporated herein by this reference, each of which such Purchase Schedules may be updated from time-to-time upon mutual agreement of the Parties hereto, as further set forth in Section 2 below.

“Term” means a period of three (3) years from the Effective Date.

“Territory” means the universe.

“Third-Party Music Company” means any music company, including without limitation, a publisher, administrator, record label, and distributor, that Seller has an agreement with to provide music services such as administration, exploitation, collection, and payment services in connection with the Songs and Royalties.

2. SALE AND PURCHASE PROCESS. The Parties hereby acknowledge and agree that, on an ongoing basis following the Effective Date, the Parties intend to enter into multiple Asset Purchase transactions. Seller agrees (a) to make the entire Catalog available for purchase by Purchaser during the Term; (b) to make the Assets set forth on each Purchase Schedule (a form of which is attached hereto as Exhibit A and deemed integrated herein) available for purchase at the option of the applicable Purchaser during the applicable Purchaser Schedule Term, and (c) in connection with each Purchase Schedule, to execute and deliver an Assignment of Income Interest, in substantially the form attached hereto as Exhibit B and a Bill of Sale, in substantially the form attached hereto as Exhibit D. The specific terms and conditions of each Asset Purchase shall be negotiated in good faith and mutually agreed upon by the Parties in writing and set forth in a Purchase Schedule. Purchaser may exercise the option to purchase all of any portion of the Assets at any time and from time to time during the applicable Purchase Schedule Term. Due payments of the Asset Price are reported to Seller within ninety days (90) after the sale and delivery of the Asset to Purchaser and payment of the Asset Price is due to Seller within one hundred twenty (120) days after such sale and delivery of the Asset to Purchaser, unless otherwise specified in the Purchase Schedule. Except as may be set forth on the applicable Purchase Schedule, Asset Purchases shall be subject to the terms and conditions set forth in this Agreement.

3. PURCHASE PRICE AND INITIAL PURCHASE. In consideration of the sale and delivery of the Assets to Purchaser, the warranties and representations of Seller in this Agreement, and Seller’s performance of all obligations hereunder, in connection with each Asset Purchase, Purchaser shall pay to Seller the applicable Asset Price specified on the applicable Purchase Schedule for the corresponding Song set forth thereon. The Asset Price for each Song shall be negotiated in good faith and mutually agreed upon in writing by the Parties hereto as further detailed hereinbelow.

4. PURCHASER OBLIGATIONS. In consideration of the commitment to purchase Assets from the Seller Catalog, Purchaser is solely responsible, at its cost and expense, for developing the technical platform, products, services, fractionalization and commercialization of the Assets, marketing and related activities, and any and all other go to market product, marketing and related activities in connection with Purchaser’s sale and exploitation of such Assets in its sole discretion.

5. GRANT OF RIGHTS. Without limiting the generality of the foregoing, with respect to the Assets acquired in connection with all Asset Purchases hereunder, the applicable Purchaser and any person or entity authorized by such Purchaser shall have the exclusive worldwide right in perpetuity to use, exploit or otherwise dispose of the Assets in all methods, manner and media, now known or hereafter developed, throughout the Territory under all applicable laws, treaties, and regulations, now known or hereafter enacted, for any purpose, as determined by such Purchaser in its sole discretion.

5.1 In connection with each Asset Purchase, Seller hereby irrevocably and perpetually sells, assigns, and transfers to the applicable Purchaser a certain mutually agreed to percentage of Seller’s worldwide right, title, interest, and control in and to the applicable Assets as set forth on the applicable Purchase Schedule. For clarity, with respect to all Asset Purchases, Seller is selling one hundred percent (100%) of Seller’s rights in and to only the specific Shares of the Royalties of each Song. For the avoidance of doubt, the Parties hereby acknowledge and agree that the Assets acquired by Purchasers hereunder do not include any copyrights or administration and/or distribution rights in and to the Songs, and Purchasers are only acquiring a passive income interest in the Royalties payable or becoming payable in respect of the Songs.

5.2 As of the effective date of each Asset Purchase, the applicable Purchaser shall have: (a) the unrestricted right to collect, receive, and retain one hundred percent (100%) of the Royalties in connection with the specific Shares of the Royalties of each Song which are payable to Seller on or after each such effective date, regardless of when earned, and the right to exercise or cause Seller to exercise all audit rights of Seller pursuant to any publishing, administration, distribution, recording, PRO agreements or any agreements relating to the exploitation or use of the applicable Songs in which the Assets are embodied; (b) the right to all Royalties held in third party accounts that would otherwise be payable to Seller on or after such each effective date due to unidentified payees, royalties on legal hold, and other accounts directly relating to the applicable Songs in which the Assets are embodied; and (c) the right to all of Seller’s rights under warranties, indemnities, and all similar rights against third parties to the extent related to any of the Assets.

5.3 Seller shall execute and deliver the letter of direction attached hereto as Exhibit C that irrevocably directs and authorizes all Third-Party Music Companies to pay Royalties directly to the applicable Purchaser from and after the effective date of each Asset Purchase. In the event Seller directly receives any Royalties embodied in the Assets after each effective date, to which Purchaser is entitled to collect, Seller shall immediately pay one hundred percent (100%) of such received monies to Purchaser without deduction.

5.4 The Parties hereby acknowledge and agree that Purchaser shall have access to all Assets contained in Seller’s Catalog, and the selection of the Assets to be acquired by Purchaser in connection with each Asset Purchase shall be determined by Purchaser in its sole discretion, subject only to the good faith negotiation and mutual agreement by the Parties of the Asset Price for each such Asset in accordance with the terms and conditions set forth in Section 2 above. Further, Seller agrees that, during the Term and any Purchase Schedule Term, Seller shall share, provide and otherwise make available to JKBX Purchaser any and all Catalog Information, including, without limitation, any such Catalog Information requested by JKBX or Purchaser at any time.

5.5 Seller acknowledges and agrees that Seller’s irrevocable assignment to Purchaser of the Assets in connection with each Asset Purchase hereunder is and shall be binding upon all of Seller’s successors, beneficiaries, heirs and assigns.

5.6 Seller hereby acknowledges and agrees that for the Term of the Agreement, Seller shall not enter into a term sheet, sell, or negotiate to sell, assign, or otherwise transfer any of Seller’s rights, title and/or interest in and to the Catalog including without limitation, any Assets, Songs and/or Royalties payable in respect thereof, to any third-party music NFT, Web3 and/or music royalty tokenization or fractionalization platforms, companies or entities.

5.7 The Parties acknowledge and agree that Purchaser shall in no way assume or be deemed responsible for any liabilities, debts, and/or obligations of any nature, known or unknown of Seller, of any kind or nature, including, without limitation, any payment obligations incurred by Seller or on Seller’s behalf in connection with the Assets, or under any agreements entered by Seller or on Seller’s behalf concerning the Assets (the “Excluded Liabilities”). All such Excluded Liabilities will be retained and remain obligations of the Seller.

6. PURCHASER MEDIA OBLIGATIONS. To promote and market the Assets and underlying Songs in such Assets, JKBX and/or Purchasers shall:

6.1 draft and issue a press release in respect of this Agreement and/or the transactions contemplated herein, subject to Seller’s prior written approval of the content contained therein (which consent shall not be unreasonably withheld or delayed). and

6.2 create and execute a marketing plan that promotes, markets, exploits, and advertises the JKBX, the Purchasers, the Assets, and underlying Songs in such Assets, subject to Seller’s prior written approval of the content contained therein (which consent shall not be unreasonably withheld or delayed). In addition to Section 5.1 and without limiting this Section 6.2, to the extent Seller owns or controls the right to any Artist Materials, Seller hereby grants to Purchaser the perpetual, non-exclusive, royalty-free, worldwide right to use the Artist Materials delivered by Seller to Purchaser, at Purchaser’s reasonable request, solely in connection with the marketing, promotion, and exploitation of the Assets. If Purchaser is required to obtain Artist’s prior written consent to use the Artist Materials for the purposes set forth in the previous sentence, Seller shall secure such Artist consent for Purchaser in connection with no less than ten (10) medium and/or large Artists associated with the Assets. For the purposes of this paragraph, (a) a “medium Artist” shall mean those Artists with between 10 million and 30 million monthly active users (“MAU”) on Spotify; and (b) a “large Artist” shall mean those Artists with more than 30 million MAU on Spotify.

6.3 In connection with the approval requirements set forth in Sections 6.1 and 6.2, if approval (or rejection) is not delivered by Seller to Purchaser within seven (7) days following Purchaser’s delivery of such approval request, the content shall be deemed approved by Seller.

7. TAXES. Each Party is responsible for all applicable taxes. Where required by fiscal or other governmental authorities, Purchaser shall be entitled to withhold tax against any payments due to Seller and pay the same to the aforesaid applicable authorities and any such tax withheld or paid will be deducted from the Purchase Price payable to Seller hereunder.

8. REPRESENTATIONS AND WARRANTIES.

8.1 Seller warrants and represents on the Effective Date, the date of each Purchase Schedule, and the closing date of each Asset Purchase that:

(a) Seller has the right, power, legal capacity, and authority to (i) own the Assets, (ii) sell, assign, and transfer the Assets as provided in the Asset Purchases, and (iii) enter into and to fully perform this Agreement and each Purchase Schedule. Seller is not a party to or aware of any arrangement, understanding or agreement that would conflict with the rights granted to JKBX or any Purchaser hereunder;

(b) Seller has good and marketable title to the Assets, and no interest therein has been assigned, pledged or otherwise transferred or encumbered, nor has any security interest, lien, mortgage, or other encumbrance been granted therein, to secure indebtedness or otherwise;

(c) no other person or entity has or may validly claim any right, title, or interest in or to the Assets which is inconsistent with the absolute and perpetual ownership and control of the Assets by Seller, subject to applicable law;

(d) Seller has not heretofore done or permitted to be done, and will not hereafter do or permit to be done, any act or thing to diminish the value of the Assets and/or which is or may be inconsistent with Seller’s sole and exclusive ownership of the Assets which may impair, curtail, or in any way derogate from any rights granted to Purchaser pursuant to this Agreement;

(e) the applicable Share of Royalties in each Song acquired by Purchaser hereunder shall not be subject to any reduction whatsoever by virtue of any lien, tax, or other encumbrance, any third-party claim, any existing state, federal or international law, or otherwise;

(f) each of the Songs is original and does not violate or infringe upon any other works or any rights of any person or entity, and the use or exercise by Purchaser or its licensees, successors or assigns of any of the rights, privileges and properties in connection with the Assets will not violate or infringe upon any common law, statutory or any other rights of any third party, including, without limitation, contractual rights, copyright, trademark, or right of publicity;

(g) Seller is not required to provide any notice to, obtain any consent, approval or authorization of, or make any designation, declaration or filing with any governmental authority or any other entity with respect to Seller’s execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder;

(h) there are no claims, actions, causes of actions, demands, lawsuits, arbitrations, audits, summons, subpoenas, or investigations of any nature, kind or description, active or pending, or to the best of Seller’s knowledge, threatened or anticipated with respect to the Assets;

(i) Seller has been receiving statements and payments of the Royalties as and when due pursuant to the applicable underlying agreements related thereto;

(j) Purchaser shall not be required to make any payments of any nature for, or in connection with, the acquisition or exploitation of the Assets except as expressly set forth in this Agreement. As such, there are no royalties, fees, compensation, or payments of any type, nature, or description whatsoever that Purchaser, or any person or entity on Purchaser’s behalf, is or will be obligated to pay to any person or entity with respect to the Assets at any time;

(k) Seller is not in violation of any laws applicable to its business or by which Seller or the Assets are bound, and none of the transfers contemplated by this Agreement, whether being made concurrently with the execution hereof or subsequent hereto, constitutes or shall constitute a fraudulent transfer or preference within the meaning of the Federal Bankruptcy Act;

(l) Seller has paid all taxes that are owing and payable, and there are no liens on any of the Assets arising in connection with any failure (or alleged failure) by Seller to pay any tax, and Seller will satisfy all tax obligations which arise from or in connection with this Agreement;

(m) if at any time after the Effective Date, any further action is necessary to carry out the purposes of this Agreement, Seller will take such further action at JKBX’s cost and expense. Further, Seller will execute, acknowledge, and deliver to JKBX or any Purchaser such further instruments and documents which are reasonably necessary to carry out the terms and purposes of this Agreement (including, without limitation, payment and notice letters of direction), and will otherwise cooperate with JKBXs or Purchasers as JKBXs may deem reasonably necessary at the time, for the purpose of establishing or evidencing the rights granted to Purchasers hereunder, and Seller hereby irrevocably appoints JKBX as Seller’s attorney-in-fact solely for the purpose of executing such instruments and documents in Seller’s name;

(n) Seller is not insolvent within the meaning of any applicable federal or state bankruptcy laws and no threatened petition of any bankruptcy, insolvency or similar proceeding has been filed by or against Seller;

(o) as of the effective date of each Asset Purchase, there are no outstanding advances or unrecouped monies paid to Seller that are recoupable from Royalties embodied in the Songs, and Seller agrees that Seller shall not, at any time after each such effective date, take or receive any advances or any monies that are recoupable from the Royalties embodied in the Songs;

(p) as of the effective date of each Asset Purchase, there are no outstanding legal holds on the Royalties embodied in the Songs by any entity or person. Seller will immediately notify Purchaser if at any time after each effective date a legal hold on the Royalties embodied in the Songs is instated by an entity or person and use best efforts to cause the entity or person withholding to not cross-collateralize the Royalties embodied in the Songs and the royalties and fees generated by the rest of Seller’s controlled catalog;

(q) Seller shall use best commercial efforts to ensure that all Third-Party Music Companies continuously pay Royalties and shall continue to exploit the Songs in accordance with customary industry practice. If Seller or the Third Party Music Company desire to remove a Song or Songs from a Third Party Music Company agreement and/or terminate an agreement with a Third Party Music Company, Seller shall immediately send notice to JKBX and the applicable Purchaser and Seller shall use best commercial efforts to enter into an agreement with a new Third Party Music Company for the removed Song or Songs and submit a new letter of direction attached hereto as Exhibit C to such new Third Party Music Company;

(r) Seller will remain a member of its current performing rights organization(s) (“PRO”) (i.e., ASCAP/BMI/SESAC) in connection with the Songs. If Seller wishes to join a different PRO, Seller will immediately notify Purchaser to seek Purchaser’s prior written consent and will cooperate with Purchaser to effectuate the new PRO’s rights; and

(s) the data listed in the Purchase Schedule and in the Catalog Information, including, without limitation, Seller’s total income interest in the Royalties of a Song, the Assets, and the Songs, are true, complete, and accurate.

8.2 Each Purchaser hereby represents and warrants to Seller that: (a) such Purchaser has the full right, power and authority to enter into this Agreement; and (b) such Purchaser’s subsequent sale or other disposition of the Assets shall comply with all applicable laws, rules and regulations, and Purchaser shall indemnify and hold Seller and Seller’s designees, licensees, successors and assigns harmless from and against any and all third-party claims, damages, liabilities, costs and expenses arising out of or related to any enforcement and/or regulatory actions brought by a governmental authority in connection therewith, to the extent reduced to a final, adverse judgment by a court of competent jurisdiction or settled with Purchaser’s prior written consent. Seller shall give Purchaser prompt written notice of any claim to which the foregoing indemnity applies, and Purchaser may participate in the defense of same with counsel of its choosing at its sole cost and expense.

9. INDEMNITY.

9.1 Seller will at all times indemnify and hold JKBX, each Purchaser, and either of its affiliates, employees, officers, directors, agents, members, designees, licensees, successors and assigns (collectively, the “Indemnified Parties”) harmless from and against any and all claims, damages, liabilities, costs and expenses, including legal expenses and reasonable counsel fees, arising out of or related to any breach by Seller of, or any third party claim which is inconsistent with, any warranty, representation, or agreement made by Seller in this Agreement. Seller’s indemnity hereunder shall extend to all costs paid or incurred by any Indemnified Party (including, without limitation, attorneys’ fees) in connection with the good faith defense by such Indemnified Party of, or a response to, any claim, demand, or action which results in a judgment in a court of competent jurisdiction, or in a settlement made with Seller’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). If, however, Seller fails to consent to a settlement that an Indemnified Party finds acceptable, Seller shall promptly thereafter post a Satisfactory Bond. If Seller fails to post a Satisfactory Bond, the Indemnified Party may settle such claim, demand, or action, and Seller’s indemnity hereunder shall apply with full force and effect. In addition, Seller shall reimburse the Indemnified Parties, on demand, for any payments made by Indemnified Parties at any time with respect to the actual amount of any claim Notwithstanding anything to the contrary contained herein, in the event of any breach or alleged breach of this Agreement by JKBX or any Purchaser, Seller acknowledges and agrees that Seller will have no right of rescission with respect to the sale of the Assets hereunder, no right to terminate this Agreement or to enjoin or restrain the possession, distribution, exploitation or other use of the Assets by Purchaser, and no claim of ownership or entitlement with respect to the Assets or any Royalties arising therefrom, and that Seller’s sole remedy will be a suit against Purchaser for monetary damages, which shall not in any event exceed the aggregate amount of the Asset Prices actually paid to Seller hereunder.

9.2 In addition to, and without limiting Section 9.1, the Parties acknowledge and agree that in the event Seller fails to perform any of its obligations under this Agreement, money damages alone will not be adequate to compensate JKBX or Purchasers. The Parties, therefore, acknowledge and agree that in the event that Seller fails to perform its obligations under this Agreement, JKBXs and Purchasers shall be entitled, in addition to any action for monetary damages, to specific performance of the terms of this Agreement and of the covenants and obligations hereunder.

10. NOTICES. All notices shall be in writing and shall either be served by personal delivery, certified or registered mail (return receipt requested), by FedEx or other national overnight delivery service with verifiable delivery tracking, or by email (with a copy also sent by certified or registered mail, return receipt requested), all charges prepaid. Except as otherwise provided herein, such notices shall be deemed given when personally delivered, mailed or sent by FedEx or other overnight delivery service with verifiable delivery tracking or by email (when sent), all charges prepaid, except that notices of change of address shall be effective only after the actual receipt thereof. Notices to JKBX and Purchasers shall be sent to generalcounsel@jkbx.com, with a courtesy copy (which shall not constitute notice) to c/o Manatt, Phelps & Phillips, LLP, 2049 Century Park East, Suite 1700, Los Angeles, California 90067, Attention: Jordan Bromley, Esq. Notices to Seller shall be sent c/o samthacker@jkbx.com.

11. MISCELLANEOUS.

11.1 In on event shall JKBX, its employees, officers, and directors be liable for any direct, indirect, punitive, incidental, special, or consequential damages or any damages whatsoever arising out or in any way connected with any Purchaser’s breach or, or failure to perform under, this Agreement.

11.2 The initial Term and this Agreement shall renew for subsequent Terms automatically, unless either Party provides prior written notice of its intention to not renew six (6) months prior to the expiration of any then current Term. Notwithstanding the foregoing or anything to the contrary contained herein, any Purchase Schedules executed by the Parties during the Term of this Agreement and any provisions of this Agreement that relate to a Purchase Schedule Term shall survive for the applicable Purchase Schedule Term, notwithstanding any expiration or termination of the Term of this Agreement. For the avoidance of doubt, all rights, covenants and obligations of either Party contained in this Agreement with respect to the Assets set forth on a given Purchase Schedule shall survive the expiration or termination of this Agreement and shall remain in full force and effect for the duration of the applicable Purchase Schedule Term, including, without limitation, those rights, covenants and obligations set forth in Section 5 above. Notwithstanding the foregoing, and for the avoidance of doubt, Seller’s representations and warranties set forth in Section 8.1 above shall survive the expiration or termination of this Agreement indefinitely.

11.3 This Agreement, including all Purchase Schedules attached hereto, contains the entire understanding of the Parties hereto relating to its subject matter. This Agreement shall not be amended, changes, or modified except by the prior written consent of each of the Parties and no change or modification of this Agreement will be binding unless it is made by an instrument signed by the Party to be charged. A waiver by either Party of any term or condition of this Agreement in any instance shall not be deemed or construed as a waiver of such term or condition or of any subsequent breach thereof. All remedies, rights, undertakings, and obligations contained in this Agreement shall be cumulative, and none shall be in limitation of any other remedy, right, undertaking, or obligation of either Party. This Agreement shall not become effective until executed by all proposed Parties hereto. This Agreement may be signed in any number of counterparts, each such counterpart being deemed to be an original instrument, but all of which shall constitute one document. Delivery of a signed counterpart of a signature page to this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.4 JKBX and Purchasers may fully assign, license and transfer all or any portion of the Assets acquired pursuant to this Agreement or any of JKBX’s or Purchasers’ rights or obligations hereunder. In no event may Seller encumber, sell, assign, license or transfer, in whole or in part, any of the contractual benefits or contractual obligations under this Agreement without the prior written consent of JKBX, and any such assignment or delegation shall be void ab initio. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their respective successors and permitted assigns.

11.5 JKBX, Purchasers, and Seller shall keep the terms of this Agreement confidential and shall not reveal the same to any third parties, except their respective representatives or as may be required by law or in connection with any litigation or filing with a governmental authority.

11.6 This Agreement is not intended to nor shall it create any rights, entitlements, claims or benefits enforceable by any person that is not a party to it. This Agreement shall be deemed to have been made in the State of New York and its validity, construction, performance, and breach shall be governed by the laws of the State of New York applicable to agreements made and to be wholly performed therein. Any and all disputes or controversies arising under this Agreement, or any of its terms, any effort by any Party to enforce, interpret, construe, rescind, terminate or annul this Agreement, or any provision thereof (including the determination of the scope or applicability of this Agreement to arbitrate), shall be determined by binding arbitration before a single arbitrator (who shall be a retired judge of a state or federal court with experience in the entertainment industry). Any process in any such arbitration, action or proceeding commenced may be served upon either Party, among other methods, by personally delivering or mailing the same, via registered or certified mail, addressed to the other Party, as applicable, at the address given in this Agreement. The arbitration shall be administered by the Judicial Arbitration and Mediation Services pursuant to its Comprehensive Arbitration Rules and Procedures then in effect (or other mutually agreeable alternative dispute resolution service) and shall be conducted in New York, New York. The arbitrator shall issue a written decision that includes the essential findings and conclusions upon which the decision is based, which shall be signed and dated. Subject to the foregoing sentence, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO CLAIMS SUBJECT TO ARBITRATION HEREUNDER. The arbitrator’s ruling in the arbitration shall be final and binding and not subject to appeal or challenge. Judgment on any award may be entered in any court having competent jurisdiction. The Parties further agree that the arbitration proceedings, testimony, discovery and documents filed in the course of such proceedings, including the fact that the arbitration is being conducted, will be treated as confidential and will not be disclosed to any third party to such proceedings, except the arbitrator(s) and their staff, the Parties’ attorneys and their staff, and any experts retained by the Parties.

11.7 Further to Section 11.6, with respect to all persons and entities, the Parties agree that all claims must be brought in the Parties’ individual capacity, and not as a plaintiff or class member in any purported class action, collective action, private attorney general action, or other representative proceeding. This waiver applies to class arbitration, and, unless the Parties agree otherwise, the arbitrator may not consolidate more than one person’s claims. Seller agrees that, by entering into this Agreement, the Parties are each waiving the right to a trial by jury and to participate in a class action, collective action, private attorney general action, or other representative proceeding of any kind.

11.8 THIS AGREEMENT CONTAINS IMPORTANT LEGAL TERMS AND RIGHTS THAT AFFECT SELLER, AND JKBX HAS ADVISED SELLER TO SECURE INDEPENDENT LEGAL COUNSEL. SELLER HEREBY ACKNOWLEDGES THAT SELLER HAS SECURED OR HAS HAD THE OPPORTUNITY TO SECURE LEGAL COUNSEL TO REPRESENT SELLER IN CONNECTION WITH THIS AGREEMENT. SHOULD SELLER CHOOSE NOT TO SECURE INDEPENDENT COUNSEL, SELLER ACKNOWLEDGES THAT SELLER’S DECISION WILL HAVE BEEN MADE KNOWINGLY AND WILLFULLY.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date set forth above.

JUKEBOX CO.

By:	/s/ Scott Shipman	By:	/s/ Samuel Thacker
	An Authorized Signatory		Samuel Thacker

Name:	Scott Shipman	Name:	Samuel Thacker
Email:	shipman@jkbx.com	Email:	samthacker@jkbx.com
Date:	5/21/2023	Date:	5/21/2023

EXHIBIT A

PURCHASE SCHEDULE

PURCHASE SCHEDULE #1	DATED: May 21, 2023

Assets

SONG TITLE	COMPOSITION and/or RECORDING	ASSIGNOR WRITER / ARTIST	ARTIST(S)	ROYALTY INTEREST TYPE	TOTAL % SELLER’S ROYALTY INTEREST	% OF SELLER’S ROYALTY INTEREST TO SELL	% OF TOTAL ROYALTY INTEREST TO SELL (OUT OF 100%)	ASSET PRICE
Yes	Composition	Sam Thacker	Sam Thacker	Publisher’s share of public performance monies	100%	20%	20%	$4.80
Tonight	Composition	Sam Thacker	Sam Thacker	Publisher’s share of public performance monies	100%	20%	20%	$1.60
Ashes	Composition	Sam Thacker	Sam Thacker	Publisher’s share of public performance monies	50%	20%	10%	$10.40
Right Where We Want It	Composition	Sam Thacker	Sam Thacker	Publisher’s share of public performance monies	45%	20%	9%	$7.20

Please provide the additional Catalog Information for each Song Title in the table set forth on Schedule One attached hereto.

[Signature page follows]

ACCEPTED AND AGREED:

JUKEBOX HITS VOL. 1 LLC

By:	/s/ Wendell Younkins	By:	/s/ Samuel Thacker
	An Authorized Signatory		Samuel Thacker

Name:	Wendell Younkins	Name:	Samuel Thacker
Email:	Wendell@jkbx.com	Email:	samthacker@jkbx.com
Date:	5/21/2023	Date:	5/21/2023

SCHEDULE ONE

ADDITIONAL CATALOG INFORMATION

PURCHASE SCHEDULE #1	DATED: May 21, 2023

SONG TITLE	RELEASE YEAR	THIRD PARTY MUSIC COMPANY (“TPMC”)	ACCOUTING SCHEDULE OF TPMC	TERM OF ROYALTY STREAM	CHAIN OF TITLE DESCRIPTION
Yes	2009	BMI	Quarterly + 45 days	Life of copyright	N/A
Tonight	2009	BMI	Quarterly + 45 days	Life of copyright	N/A
Ashes	2009	BMI	Quarterly + 45 days	Life of copyright	N/A
Right Where We Want It	2009	BMI	Quarterly + 45 days	Life of copyright	N/A

and 3-5 years’ worth of historical royalty data for each song title.

If any Asset’s underlying Song is unrecouped, subject to a legal hold by its TPMC, and/or is in any way encumbered, please disclose here.

EXHIBIT B

ASSIGNMENT OF INCOME INTERESTS

This ASSIGNMENT (“Assignment”), dated as of             , 2023 (“Effective Date”), is made by and between Samuel Thacker (“Assignor”), on the one hand, and Jukebox Co., a Delaware corporation (“JKBX”), and Jukebox Hits Vol. 1 LLC, (“Assignee”), on the other hand. All capitalized terms used but not defined herein shall have the same meaning as attributed to them in the Purchase Agreement, dated as of May     , 2023 (as amended and modified from time to time, the “Purchase Agreement”), by and between Assignor, JKBX and Assignee

For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions of the Purchase Agreement, the Assignor hereby irrevocably transfers, sells, and assigns to Assignee, its successors and assigns, for the life of the copyrights, all of Assignor’s worldwide right, title, and interest in and to the percentage share specified on the applicable Purchase Schedule of the applicable all monies, fees, royalties, revenues, amounts and sums of any kind or description payable or becoming payable to Assignor by any individual or entity anywhere in the Territory in respect of the use or exploitation of Songs set forth on the applicable Purchase Schedule. For the avoidance of doubt, such assigned rights, titles, and interests do not include any copyrights or administration and/or distribution rights in and to the Songs, and Assignee is only acquiring a passive income interest in the monies, royalties, and fees payable or becoming payable in respect of the Songs.

This assignment includes, without limitation, the exclusive right to collect, keep, and distribute all income, royalties, damages, and payments, if any, now or hereafter due or payable with respect to the Songs in Assignee’s sole discretion.

Assignor acknowledges and agrees that Assignee shall not and does not assume or undertake any obligation to satisfy, perform, pay, or discharge, to the extent not previously satisfied, performed, paid, or discharged prior this Assignment, liabilities or obligations of Assignor, if any relating in any way to the Songs. Any and all modifications and amendments made to this Assignment shall be enforceable only if written and signed by all parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Assignment, effective as of this      day of             , 2023.

ASSIGNOR:

By:
Samuel Thacker

Name:

ACKNOWLEDGEMENT

STATE OF	)
).ss.:
COUNTY OF	)

On             , 2023, before me, the undersigned, personally appeared,                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity, and that by his/her/their signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument, and that such individual made such appearance before the undersigned in                     .

Notary Public

ASSIGNEE:

JUKEBOX HITS VOL. 1 LLC

By:
Name:
Title:

EXHIBIT C

PAYMENT LETTER OF DIRECTION

Date:

Broadcast Music, Inc. (“BMI”)

7 World Trade Center

New York, NY 10006

Re: Letter of Direction for Samuel Thacker (“Thacker”)

Dear Ladies and Gentlemen:

1.)	Reference is made to that public performance membership agreement between BMI and Thacker (the “Agreement”).

2.)

Please be advised that Thacker has entered into a Purchase Agreement (“APA”), dated as of May     , 2023 (the “Purchase Agreement”) with Jukebox, Co. (“JKBX”) and the purchasers from time-to-time party thereto (the “Purchasers”). Under the Purchaser Agreement, Purchasers shall be entitled to receive a percentage of Thacker’s publisher’s share of public performance royalties generated by specific compositions, regardless of when earned, due from BMI to Thacker under the Agreement (specifically excluding the writer’s share of public performance monies) with such percentages and compositions and the applicable Purchaser set forth on the attached Schedule One (“Purchaser Royalties”).

3.)

The Catalog hereby requests and irrevocably authorizes BMI, from and after                      (the “Effective Date”) to pay all Purchaser Royalties and other monies otherwise payable to Thacker under the Agreement, regardless of when earned, to the applicable Purchaser by wire transfer into the bank account set forth below along with copies of all royalty statements rendered by BMI to Thacker via email to: accountspayable@jkbx.com.

[BANK ACCOUNT INFO]

4.)	All monies payable to Purchasers shall be payable in the same manner that such monies are otherwise payable to Thacker.

5.)

BMI’s compliance with this authorization constitutes an accommodation to Thacker alone. All payments to Purchasers shall constitute payment to Thacker, and BMI shall have no liability by reason of erroneous payment or failure to comply with this authorization. Thacker will indemnify and hold BMI harmless against any claims asserted against you and any damages, losses or expenses BMI incurs by reason of any such payments or otherwise in connection with this authorization.

Sincerely,

By:
Samuel Thacker

Name:

SCHEDULE ONE

COMPOSITIONS

Song Title	BMI Work #	Jukebox Hits Vol. 1 LLC % Share (out of 200%)
Yes	9801183	20% of Thacker’s 200% share (40%)
Tonight	9801185	20% of Thacker’s 200% share (40%)
Ashes	9801186	20% of Thacker’s 100% share (20%)
Right Where We Want It	9801187	20% of Thacker’s 90% share (18%)

EXHIBIT D

BILL OF SALE

This BILL OF SALE (“Bill of Sale”), dated as of May      2023 (“Effective Date”), is made by and between Samuel Thacker (“Seller”) and Jukebox Co., a Delaware Corporation (“JKBX”) and Jukebox Hits Vol. 1 LLC (“Purchaser”). All capitalized terms used but not defined herein shall have the same meaning as attributed to them in the Purchase Agreement (as defined below).

Reference is made to the Purchase Agreement dated as of May     , 2023 (as amended and modified from time to time), (“Purchase Agreement”), by and between Seller, JKBX, and Purchaser. with Purchaser dated on or around the Effective Date. Under the Purchase Agreement, Seller has agreed to sell, assign, and transfer to Buyer the Assets as set forth on each specific Purchase Schedule. For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions of the Agreement, the Seller agrees as follows:

1.)

Seller does sell, transfer, grant, and irrevocably assign and deliver to Purchaser, and Purchaser does accept from Seller, all of Seller’s right, title, and interest in and to the Assets as set forth in each specific Purchase Schedule, to have and to hold all of the Assets hereby assigned, transferred, and conveyed to Purchaser, and its successors and assigns, for their own use and benefit forever.

2.)

Seller shall, upon Purchaser’s reasonable request, but without further consideration, execute, acknowledge, and deliver or cause to be executed, acknowledged, and delivered all such further transfers, conveyances, assignments, powers of attorney, and assurances, and take all such further actions, as reasonably may be required for effectively assuring, conveying, transferring, confirming, and vesting unto Purchaser of any of the Assets. The execution and delivery of any such additional documents or instruments shall not affect the validity of this Bill of Sale.

3.)

This Bill of Sale is binding on the Seller and Seller’s successors and assigns and shall inure to the benefit of the Purchaser and its successors and assigns. All representations, warranties, covenants, agreements, and indemnities contained in the Purchase Agreement shall survive the execution and delivery of this Bill of Sale and shall continue in full force and effect as provided in and to the extent set forth in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms of this Bill of Sale, the terms of the Purchase Agreement shall govern. Further, this Bill of Sale has been executed pursuant to the Purchase Agreement and is subject to all terms and conditions therein.

4.)

This Bill of Sale shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of New York.

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IN WITNESS WHEREOF, the Parties have executed this Bill of Sale as of the Effective Date set forth above.

JUKEBOX HITS VOL. 1 LLC

By:		By:
	An Authorized Signatory		Samuel Thacker

Name:		Name:
Email:		Email:
Date:		Date: